AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 3, 1998
                                            REGISTRATION STATEMENT NO. 333-62321
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549
                              -------------------
                               AMENDMENT NO. 1 TO
                                    FORM S-3
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933
                              -------------------
                                ORTHOLOGIC CORP.
             (Exact name of Registrant as specified in its charter)
                              -------------------
            DELAWARE                                        86-058310
(State or Other Jurisdiction of                (IRS Employer Identification No.)
Incorporation or Organization)


        1275 WEST WASHINGTON STREET, TEMPE, ARIZONA 85251 (602) 286-5520
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)
                              -------------------
     THOMAS R. TROTTER                                  WITH A COPY TO:
  CHIEF EXECUTIVE OFFICER                            P. ROBERT MOYA, ESQ.
     ORTHOLOGIC CORP.                                   QUARLES & BRADY
1275 WEST WASHINGTON STREET                       ONE EAST CAMELBACK, SUITE 400
   TEMPE, ARIZONA 85251                               PHOENIX, ARIZONA 85012
      (602) 437-5520                                      (602) 230-5500

      (Name, Address, Including Zip Code, and Telephone Number, Including
                         Area Code, of Agent For Service
                              -------------------
     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.[ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

PROSPECTUS
                            10,342,440 COMMON SHARES

                                ORTHOLOGIC CORP.

     All of the shares (the "Common Shares") of the $.0005 par value common stock (the "Common Stock") of OrthoLogic Corp. ("OrthoLogic" or the "Company") offered hereby (the "Offering") may be sold by certain selling security holders (the "Selling Security Holders") of the Company. The number of Common Shares offered hereby includes such presently indeterminate number of Common Shares as may be issued on conversion of the Company's Series B Convertible Preferred Stock (the "Series B Preferred Shares"), as a dividend, payment of a redemption price or otherwise pursuant to the provisions thereof regarding determination of the applicable conversion price, such number of Common Shares as may be issued on exercise of warrants (the "Warrants") issued by the Company in connection with the Series B Preferred Shares, and pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), to prevent dilution resulting from stock splits, stock dividends or similar transactions. Accordingly, the Company has agreed to register 200% of the Common Shares issuable upon conversion of the Series B Preferred Shares and exercise of the related warrants (the "Warrants") issued on July 13, 1998. See "Description of Securities." The Series B Preferred Shares generally may not be converted into Common Shares until 300 days after issuance. However, upon an early conversion, the applicable conversion price would be the average of the 10 lowest closing bid prices for the Common Stock occurring during the 30 trading days immediately prior to the date of conversion (the "Floating Conversion Price"). If the Floating Conversion Price of the Common Shares had been used to determine the maximum number of Common Shares issuable on the date hereof, the Company would have been obligated to issue 4,571,220 Common Shares. An additional 600,000 Common Shares may be purchased upon exercise of the Warrants and may also may be offered by the Selling Security Holders. See "Selling Security Holders." The Company will not receive any of the proceeds from the sale of Common Shares by the Selling Security Holders, although the Company will receive up to $3,300,000 upon exercise of Warrants. The Selling Security Holders may elect to sell all, a portion or none of the Common Shares registered hereby. The Common Shares are traded on the Nasdaq National Market ("Nasdaq") under the symbol "OLGC." The Common Shares being registered under the Registration Statement of which this Prospectus is a part may be offered for sale from time to time by or for the account of such Selling Security Holders in the open market, on Nasdaq, in privately negotiated transactions, in an underwritten offering, or a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Common Shares are intended to be sold through broker-dealers or directly to purchasers. Broker-dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Security Holders and purchasers of the Common Shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer maybe in excess of customary concessions). All expenses of registration incurred in connection with this Offering are being borne by the Company, but the Selling Security Holders will pay any brokerage and other expenses of sale incurred by them. See "Plan of Distribution."

SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

EACH SELLING SECURITY HOLDER AND ANY BROKER EXECUTING SELLING ORDERS ON BEHALF OF A SELLING SECURITY HOLDER MAY BE DEEMED TO BE AN "UNDERWRITER" WITHIN THE MEANING OF THE SECURITIES ACT. COMMISSIONS RECEIVED BY SUCH BROKERS MAY BE DEEMED TO BE UNDERWRITING COMMISSIONS UNDER THE SECURITIES ACT.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS SEPTEMBER 3, 1998.

                              AVAILABLE INFORMATION

     The Company has filed with the Commission a registration statement (the "Registration Statement") with respect to the Common Shares offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information contained in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Common Shares offered hereby, reference is made to the Registration Statement, including the exhibits thereto. Statements contained herein concerning the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete and, in each instance, reference is made to the copy of such document as so filed. Each such statement is qualified in its entirety by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices located at World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy, and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The Company's Common Stock is listed on Nasdaq and similar information can be inspected and copied at the offices of the National Association of Securities Dealers, Inc.,1735 K Street, N.W., Washington, D.C. 20006.

     No person is authorized to give any information or make any representation other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                      INFORMATION INCORPORATED BY REFERENCE

     The following documents have been filed by the Company with the Commission and are hereby incorporated by reference into this Prospectus: (1)Annual Report on Form 10-K for the fiscal year ended December 31, 1997; (2) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998; (3) the Proxy Statement for the 1998 Annual Meeting of security holders; (4) Current Report on Form 8-K filed on July 13, 1998; (5) Current Report on Form 8-K filed on July 13, 1998; and (6) Description of Capital Stock contained in the Company's registration statement on Form 8-A, including all amendments or reports filed for the purpose of updating such description. All other documents and reports filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference in this Prospectus and to be made a part hereof from the date of the filing of such reports and documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all documents incorporated herein by reference. Requests for such documents should be directed to Secretary, OrthoLogic Corp., 1275 West Washington Street, Tempe, Arizona 85281, (602) 286-5520.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus, including all documents incorporated herein by reference, contains forward-looking statements including statements regarding, among other items, the Company's business strategy, growth strategy, and anticipated trends in the Company's business. Additional written or oral forward-looking statements may be made by the Company from time to time in filings with the Commission or otherwise. The words "believe," "expect," "anticipate," and "project" and similar expressions identify forward-looking statements, which speak only as of the date the statement is made. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this Prospectus, including those set forth in "Risk Factors," and the documents incorporated herein by reference, describe factors, among others, that could contribute to or cause such differences. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in or incorporated into this Prospectus will in fact transpire or prove to be accurate. All written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing.

                                   THE COMPANY

     Investors should carefully consider the information set forth under the heading "Risk Factors" commencing on page 6 of this Prospectus.

GENERAL

     The Company was incorporated as a Delaware corporation in July 1987 as IatroMed, Inc. and changed its name to OrthoLogic Corp. in July 1991. The Company's executive offices are located at 1275 West Washington Street, Tempe, Arizona 85281, and its telephone number is (602) 286-5520.

     OrthoLogic develops, manufactures and markets proprietary, technologically advanced orthopedic products and packaged services for the orthopedic health care market including bone growth stimulation devices, continuous passive motion ("CPM") devices and ancillary orthopedic recovery products. OrthoLogic's products are designed to enhance the healing of diseased, damaged, degenerated or recently repaired musculoskeletal tissue. The Company's products focus on improving the clinical outcomes and cost-effectiveness of orthopedic procedures that are characterized by compromised healing, high-cost, potential for complication and long recuperation time.

PRODUCTS AND OTHER PRODUCT DEVELOPMENT

     OrthoLogic's product line includes bone growth stimulation and fracture fixation devices, CPM devices and related products and Hyalgan. The Company's product line is sold primarily through the Company's direct sales force.

     ORTHOLOGIC(R) 1000; OL-1000 SC. The ORTHOLOGIC 1000 is a portable, noninvasive physician prescribed magnetic field bone growth stimulator designed for home treatment of patients who have a non-healing fracture. The ORTHOLOGIC 1000 comprises two magnetic field treatment transducers (coils) and a microprocessor-controlled signal generator that delivers highly specific, low energy combined static and alternating magnetic fields.

     In 1989, the Company received U.S. Food and Drug Administration ("FDA") clearance of an Investigational Device Exemption ("IDE") to conduct a clinical trial of the ORTHOLOGIC 1000 for the treatment of patients with a specific variety of non-healing fracture, called a nonunion fracture, of certain long bones. For purposes of the study, a nonunion fracture was defined as a fracture that remained unhealed for at least nine months post injury. In 1990, the Company received supplemental IDE clearance to conduct human clinical trials of the ORTHOLOGIC 1000 on patients with delayed union fractures (a non-healing fracture five to nine months post injury). In March 1994, the FDA granted the Company Pre-Market Approval (PMA) approval to market the ORTHOLOGIC 1000 for treatment of nonunion fractures. In June 1998, the Company received FDA approval for its PMA Supplement to change the label for the ORTHOLOGIC 1000. A fracture is now considered "nonunion" when the fracture site shows no visibly progressive signs of healing. The former reference on the label to the nine-month post-injury time frame has been removed.

     In July 1997, the Company received a PMA supplement from the FDA for a single-coil model of the ORTHOLOGIC 1000, and the Company began marketing the OL-1000 SC in the first quarter of 1998. The OL-1000 SC utilizes the same magnetic fields as the ORTHOLOGIC 1000 but is designed to be more comfortable for patients with fractures of some long bones, such as the upper femur or the scaphoid.

     CONTINUOUS PASSIVE MOTION. CPM devices provide controlled, continuous movement to joints and limbs without requiring the patient to exert muscular effort and are intended to be applied immediately following orthopedic trauma or surgery. The products are designed to reduce swelling, increase joint range of motion, reduce the length of hospital stay and reduce the incidence of post-trauma and post-surgical complication. The primary use of CPM devices occurs in the hospital and home environments, but they are also utilized in skilled nursing facilities, sports medicine and rehabilitation centers.

     ANCILLARY ORTHOPEDIC PRODUCTS. The Company offers a complete line of bracing, electrotherapy, cryotherapy and dynamic splinting products. The bracing line incudes post-operative, custom and pre-sized functional and osteoarthritis models. Post-operative braces are used in the early phases of post-surgical rehabilitation while functional braces are applied as the patient returns to work or sports activities. The electrotherapy line consists of TENS, NMES, high volt pulsed current, interferential and biofeedback units. Cryotherapy is used to cool the operative or injured site in order to prevent pain and swelling. OrthoLogic produces its own motorized cryotherapy device, the Blue Artic, which provides temperature-controlled cold therapy using a reservoir of ice water and a pump that circulates the water through a pad over the injury/surgical site.

     HYALGAN. The Company began marketing Hyalgan during July 1997 under a Co-Promotion Agreement with Sanofi Pharmaceuticals, Inc. (the "Co-Promotion Agreement"). Hyalgan is used for relief of pain from osteoarthritis of the knee for those patients who have failed to respond adequately to conservative non-pharmacological therapy and to simple analgesics, such as acetaminophen. Orthopedic surgeons administer Hyalgan in their offices, with each patient receiving five injections over a period of four weeks. Hyalgan is a preparation of highly purified sodium hyaluronate, a chemical found in the body and present in high amounts in joints and synovial fluid. The body's own hyaluronate plays a number of key roles in normal joint function, and in osteoarthritis, the quality and quantity of hyaluronate in the joint fluid and tissues may be deficient.

     CHRYSALIN. In January 1998, the Company announced it had made a minority equity investment in Chrysalis BioTechnology, Inc. As part of the transaction, the Company has been awarded a nine-month, world-wide exclusive option to license the orthopedic applications of Chrysalin, a patented 23-amino acid peptide that has shown promise in accelerating the healing process of fractured bones. In pre-clinical animal studies, Chrysalin was shown to double the rate of fracture healing with a single injection into the fracture gap. The Company intends to conduct pre-clinical studies during 1998, and, depending on the results, an application may be filed with the FDA to conduct human clinical trials. However, there can be no assurance that the Company will do so or that it would receive such approval if sought.

     SPINALOGIC(R) 1000. The SPINALOGIC 1000 is a portable, noninvasive magnetic field bone growth stimulator being developed to enhance the healing process as either an adjunct to spinal fusion surgery or as treatment for a failed spinal fusion surgery. The Company believes that the SPINALOGIC 1000 offers benefits similar to those of the ORTHOLOGIC 1000 in that it is relatively easy to use, requires a small power supply and requires only 30 minutes of treatment per day. The SPINALOGIC 1000 consists of one magnetic field treatment transducer and a microprocessor-controlled signal generator, both of which are positioned near the spine through use of an adjustable belt which the patient places around the torso. The Company received approval of an IDE from the FDA in August 1992 and commenced clinical trials for the SPINALOGIC 1000 as an adjunct to spinal fusion surgery in February 1993. The Company received approval of an IDE supplement from the FDA in September of 1995 to conduct a clinical trial of the SPINALOGIC 1000 as a noninvasive treatment for a failed spinal fusion surgery. The Company commenced this on-going clinical trial in the fourth quarter of 1995. The Company is in the process of evaluating the results of the clinical trial for use of the SPINALOGIC 1000 as an adjunct to spinal fusion surgery. The Company has not yet applied for FDA approval to market the SPINALOGIC 1000, and there can be no assurance that the Company will receive such approval if sought.

     BIOLOGIC(R) MAGNETIC FIELD TECHNOLOGY. The natural process of musculoskeletal tissue healing involves a complex interaction of several physiological processes, which include the stimulation of specific cells such as osteoblasts, fibroblasts and endothelial cells. When an injury occurs, growth factors are produced at the healing site which stimulate selected cells to initiate the healing cascade. In most cases, these cells are able to initiate repair in response to an injury and restore the musculoskeletal tissue to its original strength and structure. Cell stimulation is a necessary component of tissue regeneration and is dependent upon certain triggering events that activate the production of connective tissue. The BIOLOGIC technology is a second generation magnetic field technology licensed to the Company and used in the ORTHOLOGIC 1000, OL-1000 SC and SPINALOGIC 1000. The technology utilizes a specific combination of a low energy static magnetic field with a low-energy alternating magnetic field, which the Company believes increases cell stimulation. The technologies employed in first generation electromagnetic bone growth stimulators produce only an alternating magnetic field. The Company believes the use of combined static and alternating magnetic fields in its BIOLOGIC technology increases the potency of the treatment and therefore reduces the required daily treatment time. The BIOLOGIC technology is also a low-energy technology. The strength of the BIOLOGIC magnetic fields are in the range of the earth's magnetic field. By comparison, the strength of the magnetic fields produced by competitive technologies is many times greater than that of the earth's magnetic field. The Company is engaged in research of additional applications of the proprietary BIOLOGIC technology, including cartilage regeneration and osteoporosis treatment.

     ORTHOSOUND.(TM) The Company currently is conducting preclinical and a pilot clinical trial relating to the design, development and testing of diagnostic and therapeutic devices utilizing its nonthermal ultrasound technology ("ORTHOSOUND") for use in medical applications that relate to bone, cartilage, ligament or tendon diagnostics and healing. In the area of diagnostics, the ORTHOSOUND research projects address the potential use of ultrasound for the assessment of bone strength and fracture risk in osteoporotic patients and the assessment of fracture healing. In therapeutic applications, the focus of the ORTHOSOUND research is on the potential use of ultrasound for the treatment of at-risk fractures to increase the healing rate and reduce the need for subsequent surgical procedures. The Company has not yet applied for FDA approval to market ORTHOSOUND based products, and there can be no assurance that the Company will do so or that it would receive such approval if sought.

     ORTHOFRAME; ORTHONAIL.(TM) ORTHOFRAME products are external fixation devices constructed of non-metallic carbon fiber-epoxy composite material. The ORTHOFRAME offers a versatile design which can be utilized for immobilization of a wide array of fracture types, including tibia, femur, ankle, elbow and pelvic fractures. The ORTHOFRAME/MAYO Wrist Fixator is a specialized device developed in cooperation with the Orthopaedic Department of the Mayo Clinic, Rochester, Minnesota, for the treatment of complex wrist (Colles) fractures. The Orthopeadic Department of the Mayo Clinic has agreed to provide ongoing clinical input on future design enhancements for the ORTHOFRAME/MAYO Wrist Fixator. Both products utilize non-metallic carbon fiber-epoxy materials to reduce device weight and are radiolucent (I.E., eliminate the blocking of x-rays caused by metallic devices). The Company believes that the patented fracture alignment mechanism of the ORTHOFRAME products allows for simpler application, and the radiolucency and light weight composite materials of the ORTHOFRAME products provide benefits to both surgeon and patient. ORTHOFRAME products are shipped pre-assembled in sterile packaging to increase ease-of-use for the surgeon and to reduce handling and inventory expenses for the hospital. The ORTHONAIL is an internal fixation device used to treat fractures of the humerus and tibia. The Company does not actively market the ORTHONAIL.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, prospective investors should carefully consider the factors discussed below in evaluating the Company and its business before purchasing any of the Common Shares offered hereby. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. See "Disclosure Regarding Forward-Looking Statements."

     LIMITED HISTORY OF PROFITABILITY; QUARTERLY FLUCTUATIONS IN OPERATING RESULTS. The Company has experienced significant operating losses since its inception and had an accumulated deficit of approximately $47.8 million at June 30, 1998. The Company was first profitable in the fourth quarter of 1997, and the Company experienced losses during the first two quarters of 1998. There can be no assurance that the Company will ever generate sufficient revenues to attain operating profitability or retain net profitability on an on-going annual basis. In addition, the Company may experience fluctuations in revenues and operating results based on such factors as seasonal demand for the Company's products, the timing, cost and acceptance of product introductions and enhancements made by the Company or others, levels of third party payment, alternative treatments which currently exist or may be introduced in the future, completion of acquisitions, changes in practice patterns, competitive conditions, regulatory announcements and changes affecting the Company's products in the industry and general economic conditions. The development and commercialization by the Company of additional products will require substantial product development and regulatory, clinical and other expenditures.

     POTENTIAL ADVERSE OUTCOME OF LITIGATION. The Company is a defendant in a number of investor lawsuits relating generally to correspondence received by the Company from the FDA in mid-1996 regarding the promotion and configuration of the ORTHOLOGIC 1000. The Company intends to defend these lawsuits vigorously. However, an adverse litigation outcome would have a material adverse effect on the Company's business, financial condition and results of operations.

     DEPENDENCE ON SALES FORCE. A substantial portion of the Company's sales are generated through the Company's internal sales force of approximately 140 employees. The Company's marketing success depends in large part upon the ability of sales and marketing personnel to demonstrate to potential customers the benefits of the Company's products and their advantages over competing products and surgical procedures. During 1996 the Company shifted its primary focus from sales through independent orthopedic specialty dealers to an internal sales force. The internal sales force has not yet been able to achieve the Company's historic sales of the ORTHOLOGIC 1000 through independent specialty dealers. In January 1998 the sales management was restructured so that territories are determined based only on geography and not on geography and devices. As a result, certain members of sales management are now responsible for devices not previously within their area of responsibility. There can be no assurance that these individuals will be able to manage their new responsibilities successfully.

     DEPENDENCE ON KEY PERSONNEL; RECENT MANAGEMENT CHANGES. The success of the Company is dependent in large part on the ability of the Company to attract and retain its key management, operating, technical, marketing and sales personnel as well as clinical investigators who are not employees of the Company. Such individuals are in high demand, and the identification, attraction and retention of such personnel could be lengthy, difficult and costly. The Company competes for its employees and clinical investigators with other companies in the orthopedic industry and research and academic institutions. There can be no assurance that the Company will be able to attract and retain the qualified personnel necessary for the expansion of its business. In the fourth quarter of 1997, the Chief Executive Officer of the Company created a Corporate Management Committee and charged the Committee with implementing the

Company's strategic goals. A loss of the services of one or more members of this Committee, or the Company's inability to hire additional personnel as necessary, could have an adverse effect on the Company's business, financial condition and results of operations.

     HISTORICAL DEPENDENCE ON PRIMARY PRODUCT; FUTURE PRODUCTS. During 1997 and the first two quarters of 1998, revenues from CPM devices reduced the Company's dependence on revenues from bone growth stimulation products. However, the Company believes that, to sustain long-term growth, it must develop, or acquire, and introduce additional products and expand approved indications for its existing products. The development and commercialization by the Company of additional products will require substantial product development, regulatory, clinical and other expenditures. There can be no assurance that the Company's technologies or financial resources will allow it to develop, or acquire, new products or expand indications for existing products in the future or that the Company will be able to manufacture or market such products successfully. Any failure by the Company to develop new products or expand indications could have a material adverse effect on the Company's business, financial condition and results of operations.

     UNCERTAINTY OF MARKET ACCEPTANCE. The Company believes that the demand for bone growth stimulators is still developing and that the Company's success will depend in part upon the growth of this demand. There can be no assurance that this demand will develop. The long-term commercial success of the ORTHOLOGIC
1000 and OL-1000 SC will also depend in significant part upon its widespread acceptance by a significant portion of the medical community as a safe, efficacious and cost-effective alternative to invasive procedures. The Company is unable to predict how quickly, if at all, its products may be accepted by members of the orthopedic medical community. The widespread acceptance of the Company's primary products represents a significant change in practice patterns for the orthopedic medical community and in reimbursement policy for third party payors. Historically, some orthopedic medical professionals have indicated hesitancy in prescribing bone growth stimulator products such as those manufactured by the Company. The use of CPM is more widely accepted. However, the Company must continue to prove that the products are safe, efficacious and cost-effective in order to maintain and grow its market share. Hyalgan is a new therapeutic treatment for relief of pain from osteoarthritis of the knee. The long-term commercial success of that product will depend upon its widespread acceptance by a significant portion of the medical community and third party payors as a safe, efficacious and cost-effective alternative to other treatment options such as simple analgesics. Failure of the Company's products to achieve widespread market acceptance by the orthopedic medical community and third party payors would have a material adverse effect on the Company's business, financial condition and results of operations.

     INTEGRATION OF ACQUISITIONS. The Company acquired Sutter Corporation ("Sutter") in August 1996 and certain assets of two other CPM businesses in March 1997. Successful integration of such acquisitions is critical to the future financial performance of the combined Company. Complete integration of any acquisition can take several quarters or more to accomplish and require, among other things, integration of product offerings and coordination of sales and marketing, reimbursement, manufacturing and research and development efforts. The process of integrating companies may also cause management's attention  to be diverted  from  operating  the  Company,  and any  difficulties encountered in the transition process could have an adverse impact on the business, financial condition and operating results of the Company. In addition, the process of combining organizations could cause the interruption of, or a loss of momentum in, the activities of either or both of the companies' businesses, which could have an adverse effect on their combined operations. In the first quarter of 1997, the Company commenced the consolidation of the recent acquisitions. The administrative operations, manufacturing and servicing operations were consolidated by the end of 1997. The sales force management was consolidated in early 1998 and computer hardware and software systems are expected to be completed in mid 1998.

     LIMITED COMBINED OPERATING HISTORY AND RESULTS. The results of acquired businesses before the acquisitions may not be indicative of future operating results. Although the Company does not anticipate incurring significant additional operating costs associated with its 1996 and 1997 acquisitions, there can be no assurance that such costs will not be incurred or that these purchases, or any other acquisition, will not have an adverse effect upon the Company's operating results while the operations are being integrated into the Company's operations. There can be no assurance that, following any acquisition, the Company will be able to operate the purchased business on a profitable basis.

     CONDITION OF ACQUIRED FACILITIES. The Company has determined that the leased California facilities acquired in the acquisition of Sutter had several physical problems, primarily resulting from excessive moisture and water leaks. Two Sutter employees have filed related worker's compensation claims, and these two claims are being processed by Sutter's worker's compensation carrier. In addition, the lack of maintenance has allegedly caused some structural problems at one facility, and employee complaints based upon these problems have led to two informal complaints by the California Department of Industrial Relations and Division of Occupational Safety and Health. Sutter has responded to both complaints and continues to work with its landlord to correct the problems. In addition, Sutter has notified the prior owners of Sutter of the problems because the prior owners may be the responsible party under the acquisition agreement for any required remedies. Sutter has vacated the leasehold premises of both California facilities. Sutter vacated a manufacturing facility in conjunction with a negotiated lease termination. Sutter also vacated a mixed use facility and notified that landlord of its termination of the lease due to acts and omissions of the landlord. That landlord claims that rent remains unpaid and has commenced a lawsuit seeking to recover such amounts. The Company intends to defend such lawsuit vigorously. The outcome of such suit, as well as damages, claims and future discoveries regarding the maintenance of the facilities by prior occupants, could have a material adverse effect on the Company's business, financial condition and results of operations.

     MANAGEMENT OF GROWTH. The Company has experienced a period of rapid growth in the expansion of its product line with the CPM devices, Hyalgan and investment in Chrysalin technology. This growth has placed, and could continue to place, a significant strain on the Company's financial, management and other resources. The Company's future performance will depend in part on its ability to manage change in its operations, including integration of acquired businesses. In addition, the Company's ability to manage its growth effectively will require it to continue to improve its manufacturing, operational and financial control systems and infrastructure and management information systems, and to attract, train, motivate, manage and retain key employees. If the Company's management were to become unable to manage growth effectively, the Company's business, financial condition, and results of operations could be adversely affected.

     LIMITATIONS ON THIRD PARTY PAYMENT; UNCERTAIN EFFECTS OF MANAGED CARE. The Company's ability to commercialize its products successfully in the United States and in other countries will depend in part on the extent to which acceptance of payment for such products and related treatment will continue to be available from government health administration authorities, private health insurers and other payors. Cost control measures adopted by third party payors in recent years have had and may continue to have a significant effect on the purchasing and practice patterns of many health care providers, generally causing them to be more selective in the purchase of medical products. In addition, payors are increasingly challenging the prices and clinical efficacy of medical products and services. Payors may deny reimbursement if they determine that the product used in a procedure was experimental, was used for a nonapproved indication or was unnecessary, inappropriate, not cost-effective, unsafe, or ineffective. The Company's products are reimbursed by most payors, however there are generally specific product usage requirements or documentation requirements in order for the Company to receive reimbursement. In certain circumstances the Company is successful in appealing reimbursement coverage for those applications which are not in compliance with the payor requirements. Medicare has very strict guidelines for reimbursement, and until the second quarter 1997, the Company had some success in appealing claims for applications of the ORTHOLOGIC 1000 which were outside the coverage guidelines. During the second quarter of 1997 the Company determined that Medicare would no longer reimburse for such cases, and the Company wrote off all Medicare receivables which did not meet their guidelines. Significant uncertainty exists as to the reimbursement status of newly approved health care products, such as Hyalgan, and there can be no assurance that adequate third party coverage will continue to be available to the Company at current levels. Although the Company has recognized some fee revenue under the Co-Promotion Agreement for Hyalgan, the level of fees recognized under the Co-Promotion Agreement will ultimately be dependent on Medicare's assigned billing code and reimbursement amount. Failure to continue to obtain reimbursement from payors at levels acceptable to the Company could have a material adverse effect on the Company's business, financial condition and results of operations.

     UNCERTAINTY AND POTENTIAL NEGATIVE EFFECTS OF HEALTH CARE REFORM. The health care industry is undergoing fundamental changes resulting from political, economic and regulatory influences. In the United States, comprehensive programs have been proposed that seek to (i) increase access to health care for the uninsured, (ii) control the escalation of health care expenditures within the economy and (iii) use health care reimbursement policies to help control the federal deficit. The Company anticipates that Congress and state legislatures will continue to review and assess alternative health care delivery systems and methods of payment, and public debate of these issues will likely continue. Due to uncertainties regarding the outcome of reform initiatives and their enactment and implementation, the Company cannot predict which, if any, of such reform proposals will be adopted and when they might be adopted. Other countries also are considering health care reform. The Company's plans for increased international sales are largely dependent upon other countries' adoption of managed care systems and their acceptance of the potential benefits of the Company's products and the belief that managed care plans will have a positive effect on sales. For the reasons identified in this and in the preceding paragraph, however, those assumptions may be incorrect. Significant changes in health care systems are likely to have a substantial impact over time on the manner in which the Company conducts its business and could have a material adverse effect on the Company's business, financial condition and results of operations and ability to market its products as currently contemplated.

     INTENSE COMPETITION. The orthopedic industry is characterized by intense competition. Currently, there are three major competitors other than the Company selling electromagnetic bone growth stimulation products approved by the FDA for the treatment of nonunion fractures, one large domestic and several foreign manufacturers of CPM devices and one competitor selling a therapeutic injectable for treatment of osteoarthritis of the knee. The Company also competes with many independent owners/lessors of CPM devices in addition to the providers of traditional orthopedic immobilization products and rehabilitation services. The Company estimates that one of its competitors has a dominant share of the market for electromagnetic bone growth stimulation products for non-healing fractures in the United States and that another has a dominant share of the market for use of their device as an adjunct to spinal fusion surgery. In addition, there are several large, well-established companies that sell fracture fixation devices similar in function to those sold by the Company. Many participants in the medical technology industry, including the Company's competitors, have substantially greater capital resources, research and development staffs and facilities than the Company. Such participants have developed or are developing products that may be competitive with the products that have been or are being developed or researched by the Company. Other companies are developing a variety of other products and technologies to be used in CPM devices, the treatment of fractures and spinal fusions, including growth factors, bone graft substitutes combined with growth factors, and nonthermal ultrasound. One company has received FDA approval for a nonthermal ultrasound device to treat nonsevere fresh fractures of the lower leg and lower forearm. There can be no assurance that products marketed by these or other companies will not be sold for use in treating non-healing fractures or spinal fusions, even in the absence of regulatory approval to do so. Any such sales could have a material adverse effect on the Company. Many of the Company's competitors have substantially greater experience than the Company in conducting research and development, obtaining regulatory approvals, manufacturing and marketing and selling medical devices. Any failure by the Company to develop products that compete favorably in the marketplace would have a material adverse effect on the Company's business, financial condition and results of operations.

     RAPID TECHNOLOGICAL CHANGE. The medical device industry is characterized by rapid and significant technological change. There can be no assurance that the Company's competitors will not succeed in developing or marketing products or technologies that are more effective or less costly, or both, and which render the Company's products obsolete or non-competitive. In addition, new technologies, procedures and medications could be developed that replace or reduce the value of the Company's products. The Company's success will depend in part on its ability to respond quickly to medical and technological changes through the development and introduction of new products. There can be no assurance that the Company's new product development efforts will result in any commercially successful products. A failure to develop new products could have a material adverse effect on the Company's business, financial condition and results of operations.

     GOVERNMENT REGULATION. The Company's current and future products and manufacturing activities are and will be regulated under the Medical Device Amendments Act of 1976 to the Food, Drug and Cosmetic Act, the 1990

Safe Medical Devices Act and the Food and Drug Administration Modernization Act of 1997. The Company's current BIOLOGIC technology-based products and Hyalgan are classified as Class III Significant Risk Devices, which are subject to the most stringent level of FDA review for medical devices and are required to be tested under IDE clinical trials and approved for marketing under a PMA. The Company's fracture fixation devices are Class II devices that are marketed pursuant to 510(k) clearance from the FDA.

     The Company received approval of an IDE for the SPINALOGIC 1000 for use as an adjunct to spinal fusion surgery in August 1992 and commenced clinical trials for this product in February 1993. The Company is in the process of evaluating the results of the clinical trial for use of the SPINALOGIC 1000 as an adjunct to spinal fusion surgery. In September 1995, the Company received an approval of an IDE supplement for the SPINALOGIC 1000 for treatment of failed spinal fusions. The Company commenced this study in the fourth quarter of 1995. There can be no assurance that any such clinical trials will be successfully completed or that, if completed, the results of such studies will demonstrate clinical benefits. Any significant delay in receiving or failure to receive regulatory approval of the Company's products could have a material adverse effect on the Company's business, financial condition and results of operations.

     The FDA and comparable agencies in many foreign countries and in state and local governments impose substantial limitations on the introduction of medical devices through costly and time-consuming laboratory and clinical testing and other procedures. The process of obtaining FDA and other required regulatory approvals is lengthy, expensive and uncertain. Moreover, regulatory approvals, if granted, typically include significant limitations on the indicated uses for which a product may be marketed. In addition, approved products may be subject to additional testing and surveillance programs required by regulatory agencies, and product approvals could be withdrawn and labeling restrictions may be imposed for failure to comply with regulatory standards or upon the occurrence of unforeseen problems following initial marketing.

     The Company is also required to adhere to applicable requirements for FDA Good Manufacturing Practices, to engage in extensive record keeping and reporting and to make available its manufacturing facilities for periodic inspections by governmental agencies, including the FDA and comparable agencies in other countries. Failure to comply with these and other applicable regulatory requirements could result in, among other things, significant fines, suspension of approvals, seizures or recalls of products, or operating restrictions and criminal prosecutions. The Company has received letters from the FDA regarding its regulatory compliance. The Company believes that all issues raised in the letters have been resolved.

     Changes in existing regulations or interpretations of existing regulations or adoption of new or additional restrictive regulations could prevent the Company from obtaining, or affect the timing of, future regulatory approvals. If the Company experiences a delay in receiving or fails to obtain any governmental approval for any of its current or future products or fails to comply with any regulatory requirements, the Company's business, financial condition and results of operations could be materially adversely affected.

     DEPENDENCE ON KEY SUPPLIERS. The Company purchases the microprocessor used in the ORTHOLOGIC 1000 and OL-1000 SC from a sole source supplier, Phillips N.V. In addition, there are two suppliers for another component used in the ORTHOLOGIC 1000 and OL-1000 SC and two suppliers for the composite material components of the ORTHOFRAME products. Establishment of additional or replacement suppliers for the components cannot be accomplished quickly. In addition, Hyalgan is manufactured by a single company, Fidia S.p.A. The Company purchases several CPM components, including microprocessors, motors and custom key panels from sole-source suppliers. The Company believes that its CPM products are not dependent on these components and could be redesigned to incorporate comparable components. While the Company maintains a supply of certain ORTHOLOGIC 1000 and OL-1000 SC components to meet sales forecasts for one year and ORTHOFRAME components to meet sales forecasts for three months and the distributor of Hyalgan maintains a supply of product to last several months, any delay or interruption in supply of these components or products could significantly impair the Company's ability to deliver its products in sufficient quantities, and therefore, could have a material adverse effect on its business, financial condition and results of operations.

     DEPENDENCE ON PATENTS, LICENSES AND PROPRIETARY RIGHTS. The Company's success will depend in significant part on its ability to obtain and maintain patent protection for products and processes, to preserve its trade secrets and proprietary know-how and to operate without infringing the proprietary rights of third parties. While the Company holds title to numerous United States and foreign patents and patent applications, as well as licenses to numerous United States and foreign patents, no assurance can be given that any additional patents will be issued or that the scope of any patent protection will exclude competitors or that any of the patents held by or licensed to the Company will be held valid if subsequently challenged. The validity and breadth of claims covered in medical technology patents involves complex legal and factual questions and therefore may be highly uncertain. In addition, although the Company holds or licenses patents for certain of its technologies, others may hold or receive patents which contain claims having a scope that covers products developed by the Company. There can be no assurance that licensing rights to the patents of others, if required for the Company's products, will be available at all or at a cost acceptable to the Company.

     The Company licenses covering the BIOLOGIC and ORTHOFRAME technologies provide for payment by the Company of royalties. The Co-Promotion Agreement provides the Company with exclusive marketing rights for Hyalgan to orthopedic surgeons in the United States. The Company is paid a commission which is based upon the number of units sold at the wholesale acquisition cost less amounts for distribution costs, discounts, rebates, returns, product transfer price, overhead factor and a royalty factor. Each license may be terminated if the Company breaches any material provision of such license. The termination of any license would have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company also relies on unpatented trade secrets and know-how. The Company generally requires its employees, consultants, advisors and investigators to enter into confidentiality agreements which include, among other things, an agreement to assign to the Company all inventions that were developed by the employee while employed by the Company that are related to its business. There can be no assurance, however, that these agreements will protect the Company's proprietary information or that others will not gain access to, or independently develop similar trade secrets or know-how.

     There has been substantial litigation regarding patent and other intellectual property rights in the orthopedic industry. Litigation, which could result in substantial cost to, and diversion of effort by, the Company may be necessary to enforce patents issued or licensed to the Company, to protect trade secrets or know-how owned by the Company or to defend the Company against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of others. There can be no assurance that the results of such litigation would be favorable to the Company. In addition, competitors may employ litigation to gain a competitive advantage. Adverse determinations in litigation could subject the Company to significant liabilities and could require the Company to seek licenses from third parties or prevent the Company from manufacturing, selling or using its products, any of which determinations could have a material adverse effect on the Company's business, financial condition and results of operations.

     RISK OF PRODUCT LIABILITY CLAIMS. The Company faces an inherent business risk of exposure to product liability claims in the event that the use of its technology or products is alleged to have resulted in adverse effects. To date, no product liability claims have been asserted against the Company for its fracture healing and Hyalgan products, and there have been only limited claims for its CPM products. The Company maintains a product liability and general liability insurance policy with coverage of an annual aggregate maximum of $2.0 million. The Company's product liability and general liability policy is provided on an occurrence basis. The policy is subject to annual renewal. In addition, the Company maintains an umbrella excess liability policy which covers product and general liability with coverage of an additional annual aggregate maximum of $25.0 million. There can be no assurance that liability claims will not exceed the coverage limits of such policies or that such insurance will continue to be available on commercially reasonable terms or at all. If the Company does not or cannot maintain sufficient liability insurance, its ability to market its products may be significantly impaired. In addition, product liability claims could have a material adverse effect on the business, financial condition and results of operations of the Company.

     VOLATILITY IN PRICE OF COMMON SHARES; STOCK REPURCHASE PLAN; NASDAQ LISTING MATTERS. The market price of the Company's Common Stock is likely to be highly volatile. Factors such as fluctuations in the Company's operating results, developments in Company litigation, announcements and timing of potential acquisitions, announcements of technological innovations or new products by the Company or its competitors, FDA and international regulatory actions, actions with respect to reimbursement matters, developments with respect to patents or proprietary rights, public concern as to the safety of products developed by the Company or others, changes in health care policy in the United States and internationally, changes in stock market analyst recommendations regarding the Company, other medical device companies or the medical device industry generally and general market conditions may have a significant effect on the market price of the Common Stock. In addition, the stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock.

     The Company's Common Stock is quoted on Nasdaq, which imposes various requirements for ongoing listing. Among other matters, rules applicable to Nasdaq issuers require stockholder approval of certain stock issuances. The Company does not believe stockholder approval is required and therefore has not pursued stockholder approval for the issuance of Common Shares pursuant to conversion of the Series B Preferred Shares and the exercise of the related Warrants. There can be no assurance that Nasdaq will not require such approval or will not seek to delist the Company's Common Stock if such approval is not obtained.

     DILUTION. Certain events, including the issuance of additional shares of preferred stock or Common Shares, including upon the exercise or conversion of outstanding options, warrants and shares of preferred stock of the Company, or in connection with the payment of dividends on the Series B Preferred Shares, could result in substantial dilution of the Common Stock. The Company's Series B Preferred Shares are generally not convertible into Common Shares until 300 days after issuance (the "Initial Conversion Period"). However, upon an Early Conversion Event, as defined in the Certificate of Designation for the Series B Preferred Shares (the "Certificate of Designation"), the applicable conversion price would be the average of the 10 lowest closing bid prices for the Common
Stock occurring during the 30 trading days immediately prior to the date of conversion (the "Floating Conversion Price"). Following the Initial Conversion Period, the conversion price will be the lesser of: (i) the Floating Conversion Price; or (ii) a fixed conversion price equal to 103% of the average closing bid price for the Common Stock during the 10 trading days immediately prior to the end of the Initial Conversion Period (the "Fixed Conversion Price"). Because the applicable conversion prices, and thus the number of Common Shares that may be issued upon conversion are dependent upon presently unknown future market prices for the Common Stock, the number of Common Shares to be issued upon conversion is not presently determinable. If the Floating Conversion Price had been used to determine the number of Common Shares issuable on the date hereof, the Company would have been obligated to issue a total of 4,571,220 Common Shares if all 15,000 Series B Preferred Shares were converted. The issuance of such amount of Common Shares, and the potential "overhang" of such shares on the market, could adversely affect the prevailing market price of the Company's Common Stock. In addition, the Company may from time to time issue additional shares of Common Stock or other series of preferred stock exercisable for or convertible into shares of Common Stock to finance the expansion of its business, for acquisitions, or for other corporate purposes.

     ANTI-TAKEOVER PROVISIONS. The Company's Certificate of Incorporation, as amended (the "Certificate"), contains certain provisions that could have the affect of delaying, deferring or preventing a change in control of the Company. In addition, certain provisions of the Delaware General Corporation Law restrict business combinations with any "interested stockholder" as defined in such law. These provisions may discourage, delay, or prevent certain types of transactions involving actual or potential change in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their Common Stock over then-current market prices, and may limit the ability of the Company's stockholders to approve transactions which they may deem to be in their best interests. These provisions may have the affect of delaying or preventing a change in control of the Company without action by the stockholders and, therefore, could adversely affect the price of the Company's Common Stock. See "Description of Securities -- Anti-Takeover Provisions."

     The Company's Board of Directors has the authority to issue a total of up to 2,000,000 shares of Preferred Stock and to fix the rates, preferences, privileges, and restrictions, including voting rights, of such preferred stock, without any further vote or action by the stockholders. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of the preferred stock that have been issued, or might be issued in the future. The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring, or preventing a change in control of the Company. Furthermore, holders of such preferred stock may have other rights, including economic rights senior to the Common Stock, and, as a result, the existence and issuance thereof could have a material adverse affect on the market value of the Common Stock. The Company has in the past issued, and may from time to time in the future issue, preferred stock for financing or other purposes with rights, preferences, or privileges senior to the Common Stock.

     On February 21, 1997, the Company's Board of Directors declared a dividend distribution of one Right for each outstanding share of Common Stock to stockholders of record at the close of business on March 12, 1997. Each Right, generally, entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Preferred Stock, par value $.0005 per share ("Series A Shares"), at a price of $25.00, subject to adjustment to prevent dilution. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and Bank of New York, as Rights Agent. Initially, no separate Right Certificates will be distributed. Until the date of a triggering event (the "Separation Date"), the Rights will be evidenced by the certificates representing the Common Stock. As soon as practicable following the Separation Date, separate certificates evidencing the Rights will be mailed to holders of record of the Common Stock as of the close of business on the Separate Date. The Rights are not exercisable until the Separation Date and will expire on March 11, 2007, unless earlier redeemed by the Company as described below.

     In the event that, at any time following the Separation Date, (a) the Company is the surviving corporation in a merger with an Acquiring Person (as defined in the Rights Agreement) and the Common Stock is not changed or exchanged, (b) a person (other than the Company and its affiliates) becomes the beneficial owner of 20% or more of the then outstanding Common Stock, (c) an Acquiring Person engages in one or more "self-dealing" transactions as set forth in the Rights Agreement or (d) during such time as there is an Acquiring Person, an event occurs that results in such Acquiring Person's ownership interest being increased by more than one percent, the Rights Agreement provides that proper provision shall be made so that each holder of a Right will thereafter be entitled to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. Rights beneficially owned by an Acquiring Person would become void in these circumstances.

     In the event that, at any time following the first date of public announcement by the Company or an Acquiring Person indicating that an Acquiring Person has become such (the "Shares Acquisition Date"), (a) the Company engages in a merger or other business combination transaction in which the Company is not the surviving corporation, (b) the Company engages in a merger or other business combination transaction with another person in which the Company is the surviving corporation, but in which its Common Stock is changed or exchanged or
(c) 50% or more of the Company's assets or earning power is sold or transferred, the Rights Agreement provides that proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, common stock of the acquiring company having a value equal to two times the exercise price of the Right. Rights beneficially owned by an Acquiring Person would become void in these circumstances.

     The Board may, at its option, at any time after the right of the Board to redeem the Rights has expired or terminated (with certain exceptions), exchange all or part of the then outstanding and exercisable Rights) other than those held by the Acquiring Person and Affiliates and Associates of the Acquiring Person) for Common Stock at a ratio of one share of Common Stock per Right, as adjusted. Until ten business days following a Shares Acquisition Date, the Board of Directors may redeem the Rights at a price of $0.01 per Right, subject to adjustment. Thereafter, the Board may only redeem the Rights in certain specified circumstances.

     RESTRICTIONS ON DIVIDENDS AND REDEMPTIONS. The Company has not paid any dividends on its Common Stock and does not plan to pay any dividends on its Common Stock for the foreseeable future. In addition, the provisions of the Series B Preferred Shares prohibit the payment of dividends on the Common Stock for two years after the issuance of the Series B Preferred Shares and between two and four years after issuance except for dividends out of retained earnings accrued during the prior fiscal year. Further, although the Company's credit facility does not include any specific prohibitions on the payment of dividends, it does include various financial covenants that could have the effect of limiting cash dividend or redemption payments. The Delaware General Corporation Law includes limitations on the ability of corporations to pay dividends on or to purchase or redeem their own stock.

     SHARES ELIGIBLE FOR FUTURE SALE. In addition to the Common Stock issuable upon conversion of the 15,000 Series B Preferred Shares and Warrants for 600,000 Common Shares, as of August 14, 1998, the Company had 25,300,190 shares of Common Stock outstanding. The Company also had outstanding, as of the same date, options for 3,748,950 shares of Common Stock under Company stock option plans and warrants to acquire an additional 10,000 shares of Common Stock. Substantially all of the shares underlying the outstanding options have been registered for resale by the holders thereof. Future sales of such shares of Common Stock and the additional presently indeterminate shares of Common Stock that may be issued by the Company in the future, including the Common Stock subject to outstanding options, warrants and conversion rights, could adversely affect the prevailing market price of the Common Stock.

     The Company has one outstanding grant of registration rights to a holder of a warrant for shares of the Company's Common Stock. In addition, the Company may from time to time issue additional Common Stock or securities exercisable for or convertible into Common Stock to finance the expansion of its business, for acquisitions, or for other corporate purposes.

                                 USE OF PROCEEDS

     The Selling Security Holders will receive all of the proceeds and the Company will not receive any of the proceeds from the sale of the Common Shares offered hereby. If all of the outstanding Warrants were exercised, the Company would receive gross proceeds of approximately $3,300,000, which the Company expects to use for general corporate purposes. There is no assurance that any of the Warrants will be exercised.

                            SELLING SECURITY HOLDERS

     The following table provides information regarding the beneficial ownership of the Common Shares as of August 14, 1998, and as adjusted to reflect the sale of the securities offered hereby, by the Selling Security Holders. Except as otherwise indicated, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their securities.

                                      Common
                                      Shares
                                   Beneficially        Common
                                   Owned Prior      Shares To Be       Common Shares
                                      To The         Sold In The     Beneficially Owned
                                   Offering (1)     Offering (1)    After The Offering (2)
                                   ------------     ------------    ----------------------
Name Of Selling Security Holder       Number           Number       Number     Percent
-------------------------------       ------           ------       ------     -------
Marshall Capital Management, Inc.     2,285,610       2,285,610       0          0
Capital Ventures International        2,285,610       2,285,610       0          0

(1)  Includes  such  number of  Common  Shares  estimated  to be  issuable  upon conversion of the Series B Preferred Shares, assuming the Floating Conversion Price of $3.2814 per share (calculated on the date hereof) is used to determine the Common Shares issuable on such conversion. See "Description of Securities." The actual number of such Common Shares may be greater than the indicated amount as a result of the application of the conversion price provisions at the actual date of conversion. See "Description of Securities." The Series B Preferred Shares were purchased by the Selling Security Holders in a private placement by the Company on July 13, 1998. The Series B Preferred Shares are convertible commencing May 10, 1999, except upon the occurrence of an Early Conversion Event. The figures above also include up to 600,000 Common Shares issuable upon conversion of Warrants sold in connection with the private placement of the Series B Preferred Shares.

     No holder of the Series B Preferred Shares is entitled to convert such securities to the extent that the shares to be received by such holder upon such conversion would cause the Company to issue more than 5,000,000 Common Shares (the "Cap Amount") upon conversion of Series B Preferred Shares without the Company having gained the prior approval of a majority of its stockholders for issuances in excess of the Cap Amount. Unless stockholder approval is obtained to issue Common Shares to the Selling Security Holders in excess of the Cap Amount, none of the Selling Security Holders will be entitled to acquire more than its proportionate share of the Cap Amount. The Company may be required to redeem Series B Preferred Shares which may not be converted and any Warrants which may not be exercised because of such limitation.

     Except under certain limited circumstances, no holder of Series B Preferred Shares or Warrants may convert or exercise such securities to the extent that the Common Shares to be received by such holder upon such conversion or exercise would cause such holder to beneficially own more than 4.99% of the Company's outstanding Common Stock. Moreover, due to the Cap Amount and because the holders of Series B Preferred Shares may not convert the Series B Preferred Shares into Common Shares, or exercise Warrants for Common Shares, before May 10, 1999 absent circumstances which have not occurred as of the date of this Prospectus and which are beyond the control of the holders of the Series B Preferred Shares, the number of shares set forth herein which a Selling Security Holder may sell pursuant to this Prospectus may exceed the number of Common Shares such Selling Security Holder would otherwise beneficially own as determined pursuant to Section 13(d) of the Exchange Act.

(2) Assumes that the Selling Security Holder disposes of all of the Common Shares covered by this Prospectus and does not acquire any additional
     Common Shares. Except as set forth in footnote (1), assumes no other exercise of options, warrants or conversion rights or issuances of additional securities.

                            DESCRIPTION OF SECURITIES

     The Company has authorized 40,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock ("Preferred Stock"). As of August 14, 1998, 25,300,190 Common Shares were issued and outstanding, 300,000 shares of Series A Preferred Stock were authorized for issuance under the Company's Rights Plan (see "Risk Factors -- Anti-Takeover Provisions") and a total of 15,000 Series B Preferred Shares were issued and outstanding.

     The Company's Board of Directors has the authority, without further action by the stockholders, to issue a total of up to 2,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any series of unissued Preferred Stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders, may discourage bids for the Company's Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of and other rights of the holders of Common Stock.

     The following summary of certain provisions of the Common Stock, the Series B Preferred Shares and Warrants does not purport to be complete and is subject to, and is qualified in its entirety by, the Certificate, the Bylaws of the Company and by the provisions of applicable law.

COMMON STOCK

     The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Stockholders are not entitled to cumulate their votes for the election of directors. Subject to preferences that may be applicable to any outstanding shares of preferred stock, including the Series B Preferred Shares, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose. See "Risk Factors -- Restrictions on Dividends and Redemption." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The Common Stock has no preemptive, conversion or subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock.

SERIES B CONVERTIBLE PREFERRED STOCK

     The Company is authorized to issue 20,000 shares of its Series B Convertible Preferred Stock (the "Series B Preferred Shares"), of which 15,000 Series B Preferred Shares were outstanding as of August 14, 1998. In the event of any liquidation, dissolution or winding up of the Company, holders of the Series B Preferred Shares are entitled to receive, prior and in preference to any distribution of any assets of the Company to the holders of Common Stock, the Stated Value ($1,000) per share, plus any accrued but unpaid dividends (the "Series B Liquidation Preference").The Series B Preferred Shares generally may not be converted into shares of Common Stock until 300 days after issuance (the "Initial Conversion Period"). However, upon an Early Conversion Event (as defined in the Certificate of Designation) before the end of the Initial Conversion Period, the applicable conversion price would be the average of the 10 lowest closing bid prices for the Common Stock occurring during the 30 trading days immediately prior to the date of conversion (the "Floating Conversion Price"). Commencing 300 days after the date of issuance of the Series B Preferred Shares, each holder may convert its Series B Preferred Shares into Common Shares, subject to certain limitations and procedures described in the Certificate of Designation. See "Selling Security Holders." Following the Initial Conversion Period, the conversion price will be the lesser of: (i) the Floating Conversion Price; or (ii) a fixed conversion price equal to 103% of the average closing bid price for the Common

Stock during the 10 trading days immediately prior to the end of the Initial Conversion Period (the "Fixed Conversion Price").

     On the fourth anniversary of the date of issuance, or July 13, 2002, all Series B Preferred Shares then outstanding will be automatically converted into the number of Common Shares equal to the Stated Value of the Series B Preferred Shares being converted divided by the applicable Conversion Price. In the event of certain Mandatory Redemption Events, which events the Company believes are within its control, each holder of Series B Preferred Shares will have the right to require the Company to redeem those shares for cash at the Mandatory Redemption Price, which will be equal to the greater of (i) Liquidation Preference of the Series B Preferred Shares being redeemed multiplied by 117% and (ii) an amount determined by dividing (A) the Stated Value of the Series B Preferred Shares being redeemed by (B) the Conversion Price then in effect and multiplying the resulting quotient by the average closing price for the Common Stock for the five days preceding the Mandatory Redemption Date, subject to increase for a failure to pay the Mandatory Redemption Price timely. Mandatory Redemption Events include, but are not limited to, the failure of the Company to timely deliver Common Shares as required under the terms of the Series B Preferred Shares or Warrants, the Company's failure to obtain stockholder approval of an increase in the authorized number of shares of Common Stock and of an increase in the number of Common Shares reserved for issuance upon conversion of the Series B Preferred Shares, the Company's failure to satisfy registration requirements applicable to such securities, the failure by the Company to maintain the listing of its Common Shares on the Nasdaq National Market or another national securities exchange, and certain transactions involving the sale of assets or business combinations involving the Company.

     The Company privately placed the Series B Preferred Shares at a closing designated as Tranche A. If the closing bid price for the Company's Common Stock is at or above $8.00 per share for 10 consecutive days before May 10, 1999, the Company will sell an additional $5,000,000 of Series B Preferred Shares and Warrants at a Tranche B closing. Additionally, if the Company has not privately placed the additional Series B Preferred Shares and Warrants by May 10, 1999, and if the closing bid price for the Company's Common Stock is at or above $8.00 per share for 10 consecutive days between May 11, 1999 and July 13, 2000, the Company may sell an additional $5,000,000 of Series B Preferred Shares and related Warrants at a Tranche B closing. Series B Preferred Shares privately placed in Tranche B would also be subject to the rights, privileges and preferences in the Certificate of Designation.

     The Securities Purchase Agreement (as defined below) requires the Company to seek stockholder approval, at or before its 1999 annual meeting of stockholders, for an increase in the number of authorized shares of Common Stock and to reserve, out of such increased number, no less than the greater of 7,500,000 shares of Common Stock and 150% of the number of shares of Common Stock issuable upon conversion of all of the Series B Preferred Shares and exercise of the Warrants outstanding on the date of the proxy statement relating to such meeting of stockholders. If the Company fails to obtain such stockholder approval prior to May 31, 1999, the Company may be required, from time to time, to redeem the sufficient number of Series B Preferred Shares to permit the Company to maintain the required reserve of shares of Common Stock for conversion of Series B Preferred Shares and exercise of related Warrants. The Company's line of credit restricts the Company's ability to redeem stock without such lender's approval. If the Company were required to redeem Series B Preferred Shares and was unable to obtain such lender's consent, an event of default would likely be created with respect to the line of credit. An event of default under the line of credit could have a material adverse effect on the Company's business, financial condition and results of operations.

WARRANTS RELATED TO SERIES B PREFERRED SHARES

     Holders of the Series B Preferred Shares also received Warrants to purchase 40 Common Shares for each Series B Preferred Share purchased by such holders, for an aggregate of 600,000 Common Shares underlying Warrants. The exercise price of the Warrants is $5.50. Each Warrant has a five year term. The Company may sell additional Warrants under certain conditions. See "--Series B Convertible Preferred Stock."

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is Bank of New York.

DELAWARE LAW

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. The term "business combination" generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

ANTI-TAKEOVER PROVISIONS

     Certain provisions of the Certificate and Bylaws which are summarized below may discourage or have the effect of delaying or deferring potential changes in control of the Company. The cumulative effect of these terms may be to make it more difficult to acquire and exercise control of the Company and to make changes in management. Furthermore, these provisions may make it more difficult for stockholders to participate in a tender or exchange offer for Common Stock and is so doing may diminish the market value of the Common Stock.

     The Certificate provides for the approval of the holders of two-thirds of the outstanding voting stock of the Company for a merger or a consolidation with, or a sale by the Company of all or substantially all of its assets to, any person, firm or corporation, or any group thereof, which owns, directly or indirectly, 5% or more of any class of voting securities of the Company (an "Interested Person"). In addition, such two-thirds approval is required with respect to other transactions involving any such Interested Person, including among other things, purchase by the Company or any of its subsidiaries of all or substantially all of the assets or stock of an Interested Person and any other transaction with an Interested Person which requires stockholder approval under Delaware law. The two-thirds voting requirement is not applicable to any transaction approved by the Company's Board of Directors if a majority of the members of the Board of Directors voting to approve such transaction were elected prior to the date of which the other party became an Interested Person or whose initial election as a director succeeds a continuing director or is a newly created directorship.

     The Certificate provides that each director will serve for a three-year term and that approximately one-third of the directors are to be elected annually. Candidates for directors shall be nominated only by the Board of Directors or by a stockholder who gives written notice to the Company at least 20 days before the annual meeting. The Company may have three to nine directors as determined from time to time by the Board. Between stockholder meetings, the Board may appoint new directors to fill vacancies or newly created directorships. The Certificate does not provide for cumulative voting at stockholder meetings for election of directors. A director may be removed from office only for cause by the affirmative vote of a majority of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors.

     The Certificate further provides that stockholder action must be taken at a meeting of stockholders and may not be effected by any consent in writing. Special meetings of stockholders may be called only by the President or a majority of either the Board of Directors or the holders of at least 35% of the outstanding shares of capital stock entitled to vote. If a stockholder wishes to propose an agenda item for consideration, such stockholder must give a brief description of each item and written notice to the Company not less than 60 nor more than 90 days prior to the meeting, or if less than 70 days prior disclosure of the meeting date is given within 15 days of such disclosure, or such other period of time necessary to comply with applicable federal proxy solicitation rules or other regulations. Stockholders may need to present their proposals in advance of the time they receive their notice of meeting since the

Company's Bylaws provide that notice of a stockholders' meeting must ben given not less than ten or more than 60 days prior to the meeting date. If a stockholder wishes to nominate a candidate for director, a written notice setting forth designated information must be furnished at least 20 days in advance of an annual meeting or within 15 days after notice of a special meeting is given.

     The Certificate provides further that the foregoing provisions of the Certificate and Bylaws may be amended or repealed only with the affirmative vote of at least two-thirds of the shares entitled to vote, unless the amendment is recommended for stockholder approval by a majority of the Continuing Directors. These provisions exceed the usual majority vote requirement of Delaware law and are intended to prevent the holders of less than two-thirds of the voting power from circumventing the foregoing terms by a amending the Certificate or Bylaws. These provisions, however, enable the holders of more than one-third of the voting power to prevent amendments to the foregoing anti-takeover provisions of the Certificate or Bylaws even if they were favored by the holders of a majority of the voting power.

                              PLAN OF DISTRIBUTION

     The Common Shares are being offered on behalf of the Selling Security Holders, and, except for the exercise price of the Warrants, the Company will not receive any proceeds from the Offering. The Common Shares may be sold or distributed from time to time by the Selling Security Holders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire Common Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The distribution of the Common Shares may be effected in one or more of the following methods: (i) ordinary brokers' transactions, which may include long or short sales (subject to certain limitations, as described in the Securities Purchase Agreement (as defined below)); (ii) transactions involving cross or block trades or otherwise on the Nasdaq National Market;
(iii) purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this Prospectus; (iv) "at the market" to or through market makers or into an existing market for the Common Shares; (v) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;
(vi) through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise); (vii) pursuant to Rule 144 under the Securities Act; or (viii) any combination of the foregoing, or by any other legally available means except as may be limited by the Securities Purchase Agreement with respect to the Series B Preferred Shares and related Warrants (the "Securities Purchase Agreement"). In addition, the Selling Security Holders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of Common Shares in the course of hedging the positions they assume with the Selling Security Holders (subject to certain limitations, as described in the Securities Purchase Agreement). The Selling Security Holders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the Common Shares, which Common Shares may be resold thereafter pursuant to this Prospectus. Selling Security Holders will be subject to applicable provisions of the Exchange Act and rules and regulations thereunder, including without limitation, Regulation M, which provisions may limit the timing of purchases and sales of any of the Shares of Common Stock by the Selling Security Holders.

     Brokers, dealers, underwriters or agents participating in the distribution of the Common Shares as agents may receive compensation in the form of commissions, discounts or concessions from the Selling Security Holders and/or purchasers of the Common Shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). The Selling Security Holders and any broker-dealers who act in connection with the sale of the Common Shares hereunder may be deemed to be "Underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of Common Shares may be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor any Selling Security Holder can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Security Holder, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Common Shares.

     The Company will pay substantially all of the expenses incident to the registration, offering and sale of the Common Shares to the public other than commissions or discounts of underwriters, broker-dealers or agents. The Company has also agreed to indemnify the Selling Security Holders and certain related persons against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL OPINIONS

     The validity of the Common Shares offered hereby will be passed upon for the Company by Quarles & Brady, Phoenix, Arizona.

                                     EXPERTS

     The consolidated financial statements of OrthoLogic Corp. incorporated in this Prospectus by reference from OrthoLogic Corp's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report, which is incorporated herein by reference and have been so incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

================================================================================
NO DEALER, SALES REPRESENTATIVE, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SECURITY HOLDERS, OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANYTIME SUBSEQUENT TO THE DATE HEREOF.

                  --------------------------------------------

                                TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
AVAILABLE INFORMATION.......................................................2
INFORMATION INCORPORATED BY REFERENCE.......................................2
DISCLOSURE REGARDING FORWARD LOOKING
   STATEMENTS...............................................................3
THE COMPANY.................................................................3
RISK FACTORS................................................................6
USE OF PROCEEDS............................................................14
SELLING SECURITY HOLDERS...................................................15
DESCRIPTION OF SECURITIES..................................................16
PLAN OF DISTRIBUTION.......................................................18
LEGAL OPINIONS.............................................................19
EXPERTS....................................................................19


                            10,342,440 COMMON SHARES


                                ORTHOLOGIC CORP.

                                ---------------

                                   PROSPECTUS

                                ---------------


                                SEPTEMBER 3, 1998

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following are the costs and expenses in connection with the issuance and distribution of the securities being registered, all of which expenses will be paid by the Company:


SEC Filing Fees ...................................................... $  9,916
Nasdaq Listing Fees ..................................................   17,500
Printing and Engraving Expense .......................................      500
Legal Fees ...........................................................   30,000
Accounting Fees ......................................................    3,000
Miscellaneous Fees and Expenses ......................................    1,000
                                                                       --------
                                        Total                          $ 61,916
                                                                       ========

     All costs and expenses  (other than the SEC Filing Fees and Nasdaq  Listing
Fees) are estimates.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145(a) of the Delaware General Corporation Law (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

     Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense or any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by
Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

     Section 102(b)(7) of the DGCL provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors or governing body for violations of a director's duty of care. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, acting or failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an unlawful stock repurchase, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. The Company's Certificate contains such a provision.

     The Company's Bylaws provide that the Company shall indemnify officers and directors to the full extent permitted by and in the manner permissible under the laws of the State of Delaware.

     The Company has a directors' and officers' liability insurance policy with a policy limit of $2,000,000 and coverage for, among other things, liability for violations of federal and state securities laws.

     The Company has entered into indemnity agreements with its directors and officers for indemnification of and advance of expenses to such persons to the full extent permitted by law. The Company intends to execute such indemnity agreements with its future officers and directors.

     The holders of the Company's capital stock or warrants to purchase capital stock who have contractual registration rights are required to be indemnified by the Company against losses, claims, damages or liabilities arising out of any untrue statement of a material fact or omission thereof in a Registration Statement under the Securities Act. The Company's obligation to indemnify such holders includes the officers, directors and partners of such holders. The Company shall not be liable for any such indemnity to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or material omission in reliance upon and in conformity with written information furnished by such person to the Company, specifically for use therein.

     The indemnification provided as set forth above is not exclusive of any rights to which a director or officer of the Company may be entitled. The general effect of the forgoing provisions may be to reduce the circumstances in which a director or officer may be required to bear the economic burdens of the forgoing liabilities and expenses.

     The Company has agreed to indemnify the Selling Security Holders, including its officers, directors, or controlling persons, against certain liabilities, including liabilities under the Act.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that, in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 16. EXHIBITS.

     3.1 Certificate of Designation (incorporated herein by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed on July 13, 1998)

     4.1 Form of Warrant (incorporated herein by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed on July 13, 1998)

     4.2  Registration  Rights  Agreement  (incorporated  herein by reference to
          Exhibit 4.1 to the Company's Current Report on Form 8-K filed on July 13, 1998)

     5.1  Opinion of Quarles & Brady


     10.1 Securities  Purchase  Agreement  (incorporated  herein by reference to
          Exhibit 10.1 to the Company's Current Report on Form 8-K filed on July 13, 1998)

     23.1 Consent of Deloitte & Touche LLP (previously filed).


     23.2 Consent of Quarles & Brady (contained in Exhibit 5.1)

     24.1 Power of Attorney (previously filed)


ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof; (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on September 3, 1998.



                                        ORTHOLOGIC CORP.


                                        By /s/ Thomas R. Trotter
                                          -------------------------------------
                                          Thomas R. Trotter
                                          Chief  Executive Officer and President

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

     Signature                           Title                       Date
     ---------                           -----                       ----


/s/ Thomas R. Trotter         President, Chief Executive      September 3, 1998
----------------------------  Officer and Director
Thomas R. Trotter

/s/ Stuart H. Altman*
----------------------------  Director                        September 3, 1998
Stuart H. Altman, Ph.D.

/s/ Fredric J. Feldman*
----------------------------  Director                        September 3, 1998
Fredric J. Feldman, Ph.D.

/s/ John M. Holliman, III*
----------------------------  Director                        September 3, 1998
John M. Holliman, III

/s/ Elwood D. Howse, Jr.*
----------------------------  Director                        September 3, 1998
Elwood D. Howse, Jr.

/s/ Augustus A. White, III*
----------------------------  Director                        September 3, 1998
Augustus A. White, III, M.D.

/s/ Terry D. Meier            Senior Vice President and       September 3, 1998
----------------------------  Chief Financial Officer
Terry D. Meier

* By /s/ Thomas R. Trotter
     -----------------------------
     Attorney-in-fact, under Power
     of Attorney, previously filed.